Exhibit 99.1
Stealth Technologies, Inc. Announces Name Change
 From Excelsis Investments, Inc.

Name Change to Reflect Core Technology Intellectual Property and Products

LARGO, FL--(July 6, 2016) – Stealth Technologies, Inc. (OTC:STTH), formerly Excelsis Investments, Inc., announced today that it has changed its name from Excelsis Investments, Inc. to Stealth Technologies, Inc. effective immediately. A new symbol was also assigned and will be trading as of today as STTH on OTC Markets.

Stealth Technologies effected the name change in order to realign its brand and corporate identity with its business operations and growth strategies. Stealth Technologies Inc. is a technology driven company focused around intellectual property within the personal and data security space.  The Company will now better identify with its core intellectual property and its flagship product which is the Stealth Card. Stealth Card is designed to protect the RFID chip in a consumer's credit card from "electronic pickpocketing" that uses a smartphone, credit card reader or RFID antenna to remotely access data stored on the consumer's "Smartchip".  It renders the information on the RFID chip invisible and prevents credit card fraud.

"We feel that our new identity truly represents the company and the intellectual property portfolio that we have been diligently building", stated CEO Brian Mcfadden.  "We are now strategically positioned to rapidly expand and grow the Stealth brand and are currently preparing for the launch of several new products that will enhance our core technology product wheelhouse."

About Stealth Technologies, Inc.
Stealth Technologies Inc. is a technology company focused on product development and sales in the personal financial protection and data protection businesses. Stealth Card, the company's first product to market, is designed to protect the RFID chip in a consumer's credit card from "electronic pickpocketing" that uses a smartphone, credit card reader or RFID antenna to remotely access data stored on the consumer's "Smartchip". Stealth Card renders the chipped information invisible or "Stealth" to intrusion.
Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements." Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT:
Stealth Technologies, Inc.
Brian McFadden
Brian@technologiesbystealth.com